SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant                     [X]
Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ]    Preliminary proxy statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive proxy statement
[ ]    Definitive additional materials
[ ]    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          WESTMARK GROUP HOLDINGS, INC.
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         -----------------------------------------------------------------------
         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
         (5) Total fee paid:

[   ]    Fee paid previously with preliminary materials.
[   ]    Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         -----------------------------------------------------------------------
         (1)      Amount previously paid:

         -----------------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:

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         (3)      Filing party:

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         (4)      Date filed:

                          WESTMARK GROUP HOLDINGS, INC.
                           8000 NORTH FEDERAL HIGHWAY
                            BOCA RATON, FLORIDA 33487


               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                            ON TUESDAY, JUNE 22, 1999


         The Annual Meeting of Shareholders of Westmark Group Holdings, Inc. (the "Company") will be held on Tuesday, June 22, 1999 at the Delray Beach Marriott, 10 North Ocean Boulevard, Delray Beach, Florida 33483 at 10:00 a.m., local time, to consider and act upon the following matters:

         1. To elect six directors to serve for the ensuing year;

         2. To ratify the selection by the Board of Directors of Rachlin Cohen & Holtz as the Company's independent accountants for the current fiscal year; and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on May 3, 1999 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The stock transfer books of the Company will remain open following the record date.

         All shareholders are cordially invited to attend the Annual Meeting.


                                           By Order of the Board of Directors,



                                           Mark D. Schaftlein
                                           President and Chief Executive Officer

Boca Raton, Florida
April 30, 1999

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                          WESTMARK GROUP HOLDINGS, INC.
                           8000 NORTH FEDERAL HIGHWAY
                            BOCA RATON, FLORIDA 33487


                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                              Dated: April 30, 1999

         This Proxy Statement has been prepared and is furnished by the Board of Directors of Westmark Group Holdings, Inc. (the "Company") in connection with the solicitation of proxies for the Annual Meeting of Shareholders of the Company to be held on June 22, 1999, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

         It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to shareholders on or about May 10, 1999. The Company's Annual Report, including audited financial statements for the fiscal year ended December 31, 1998, is being mailed or delivered concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material.

         Only shareholders of record of the Company's common stock, $.005 par value (the "Common Stock"), at the close of business on May 3, 1999, are entitled to vote at the Annual Meeting. On that date, there were 3,318,332 issued and outstanding shares of Common Stock entitled to vote on each matter to be presented at the meeting.

         Shares represented by a properly executed proxy received in time to permit its use at the Annual Meeting or any adjournment thereof will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted: (i) for the election of all nominees for director; (ii) for the ratification of the appointment of Rachlin Cohen & Holtz as the independent certified public accountants of the Company for the fiscal year ending December 31, 1999; and
(iii) in the discretion of the proxy holders as to any other matter which may properly come before the Annual Meeting. A shareholder who has given a proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

         The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by facsimile transmission. The Company will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

         Each share of Common Stock entitles the holder thereof to cast one vote on each matter to be voted upon at the 1999 Annual Meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted only for purposes of electing directors in accordance with Proposal One. None of the actions to be voted upon at the 1999 Annual Meeting shall create dissenters' rights under the Delaware General Corporation Law.

         You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope.

           PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

         The table below is based on information obtained from the persons named below with respect to the shares of Common Stock beneficially owned, as of April 20, 1999, by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer included in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group.

                                                            AMOUNT AND NATURE OF                     PERCENTAGE OF
       NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP(1)           OUTSTANDING SHARES OWNED(2)
----------------------------------------------------    ------------------------------        --------------------------
Medical Industries of America(3)                                              783,457                          20.8%
       1903 S. Congress Avenue, #400
       Boynton Beach, Florida 33426

Generation Capital Associates(4)                                              340,150                           9.5%
       1085 Riverside Trace
       Atlanta, Georgia 30328

Mark D. Schaftlein(5)                                                         275,289                           8.0%
       8000 North Federal Highway
       Boca Raton, Florida 33487

Payton Story, III(6)                                                          223,334                          6.6.%
       8000 North Federal Highway
       Boca Raton, Florida 33487

Harry C. Coolidge, Esq.(7)                                                    221,821                           6.5%
       Twin Palms Financial Center
       1260 41st Avenue, Suite N
       Capitola, California  95010

Irving H. Bowen(8)                                                            144,334                           4.3%
       8000 North Federal Highway
       Boca Raton, Florida 33487

Louis J. Resweber(9)                                                           76,206                           2.2%
       5555 Hilton Avenue, Suite 400
       Baton Rouge, Louisiana 70808


John O. Hopkins(10)                                                            15,048                           0.5%
       8000 North Federal Highway
       Boca Raton, Florida 33487

Allan C. Sorensen(11)                                                          15,000                           0.5%
       8000 North Federal Highway
       Boca Raton, Florida 33487

All executive officers and directors as a                                     749,211                          20.6%
group (6 persons)(12)

(1) The number of shares of Common Stock beneficially owned by each person is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the holder has sole or shared voting power or investment power and also any shares of Common Stock which the holder has the right to acquire within 60 days after April 30, 1999 through the exercise of any stock option or other right. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Percentage of outstanding shares owned is calculated on the basis of the amount of outstanding shares plus, for each person or group, any shares that person or group has the right to acquire within 60 days after April 30, 1999, pursuant to options, warrants, conversion privileges, or other rights.
(3) Includes 100,000 shares that may be issued upon the exercise of outstanding warrants.
(4) Includes: (i) 74,081 shares that may be issued upon the conversion of 50,005 shares of the Company's Series B Convertible Preferred Stock;
         ii) 94,118 shares that may be issued upon the conversion of convertible debt; and (iii) 89,555 shares that may be issued upon the exercise of outstanding warrants.
(5) Includes: (i) 90,000 shares that may be issued upon the exercise of outstanding options; and (ii) 18,000 shares that may be issued upon the exercise of outstanding warrants.
(6) Includes 80,000 shares that may be issued upon the exercise of outstanding options.
(7) Includes 69,500 shares that may be issued upon the exercise of outstanding options.
(8) Includes 50,000 shares that may be issued upon the exercise of outstanding options.
(9) Includes: (i) 20,000 shares that may be issued upon the exercise of outstanding options; and (ii) 50,000 shares that may be issued upon the exercise of outstanding warrants.
(10) Includes 5,000 shares that may be issued upon the exercise of outstanding options.
(11) Includes 5,000 shares that may be issued upon the exercise of outstanding options.
(12)     See footnotes (1) through (11) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and any persons who beneficially own ten percent or more of the Company's Common Stock, to file with the Securities and Exchange Commission (the "Commission") initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock. Such persons are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of (i) copies of section 16(a) filings received by the Company during or with respect to the 1998 fiscal year and (ii) certain written representations of its officers and directors with respect to the filing of annual reports of changes in beneficial ownership, the Company believes that each filing required to be made pursuant to Section 16(a) of the Exchange Act during the 1998 fiscal year has been filed in a timely manner, except as follows:

         Mark D. Schaftlein, an officer and director of the Company, failed to timely file a Form 4 with respect to four acquisitions of the Company's common stock during the month of February 1998, which were subsequently reported on a Form 4 filed in May 1998. Based on outside counsel's erroneous advice, Mr. Schaftlein also failed to timely file a Form 4 with respect to two acquisitions of the Company's common stock during the month of December 1998, which were subsequently reported on a timely filed Form 5. Payton Story, III, an officer and director of the Company, failed to timely file a Form 4 with respect to three acquisitions of the Company's common stock during the month of February 1998, which were subsequently reported on a Form 4 filed in May 1998. Irving H. Bowen, an officer and director of the Company, failed to timely file a Form 4 with respect to one acquisition of the Company's common stock during the month of February 1998, which was subsequently reported on a Form 4 filed in May 1998. Based on outside counsel's erroneous advice, Mr. Bowen also failed to timely file a Form 4 with respect to one acquisition of the Company's common stock during the month of December 1998, which was subsequently reported on a timely filed Form 5. Louis J. Resweber, a director and former officer of the Company, failed to timely file a Form 4 with respect to one acquisition of the Company's common stock during the month of February 1998, which was subsequently reported on a Form 4 filed in May 1998. John O. Hopkins, a director of the Company, failed to timely file a Form 3 with respect to his holdings of the Company's common stock and a grant of options to purchase the Company's common stock during the month of February 1998, which was subsequently reported on a Form 3 filed in May 1998. Mr. Hopkins also failed to timely file a Form 4 with respect to one acquisition of the Company's common stock during the month of April 1998, which was subsequently reported on a timely filed Form 5. Allan C. Sorensen, a director of the Company, failed to timely file a Form 3 for February 1998 with respect to one grant of options to purchase the Company's common stock during the month of February 1998, which was subsequently reported on a Form 3 filed in May 1998. Based on outside counsel's erroneous advice, Mr. Sorensen also failed to timely file a Form 4 with respect to three acquisitions of the Company's common stock during the month of December 1998, which were subsequently reported on a timely filed Form 5.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         The persons named in the accompanying form of proxy intend to vote all valid proxies received in favor of the election of each of the persons named below as nominees for director unless authority is withheld. Directors elected at the Annual Meeting will serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified, subject to the election and qualification of their successors and to their earlier death, resignation or removal. In the event that any nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for substitute nominees. Management does not anticipate that such an event will occur. Each director shall be elected by a plurality of the votes cast.

NOMINEES FOR DIRECTOR

         The Company's Board of Directors consists of six persons. The following six persons have been nominated by the Board of Directors to fill such positions. All are currently Directors of the Company. Three are the Company's executive officers in addition to their positions as Directors of the Company. Set forth below are the names, ages as of March 1, 1999, and business experience of all six:

Name                                       Age                    Position
----                                       ---                    --------
Mark D. Schaftlein                          41                    President, CEO and Chairman of the Board of Directors

Irving H. Bowen                             57                    Exec. V. P. - Treasurer, Chief Financial Officer and Director

Payton Story, III                           52                    President of Westmark Mortgage Corporation and Director

Louis J. Resweber                           36                    Consultant and Director

Allan C. Sorensen                           61                    Outside Director

John O. Hopkins                             39                    Outside Director

         Mr. Schaftlein has been President and Chief Executive Officer of the Company and Chief Executive Officer of Westmark Mortgage Corporation since May 1997, and Chairman of the Board since June 1998. From February 1996 until May 1997, he served as President of Westmark Mortgage Corporation. Mr. Schaftlein has been a Director of the Company since January 1996. From February 1995 until February 1996, he was Director of the Non-conforming Division of Westmark Mortgage Corporation, managing the transition of Westmark Mortgage Corporation from a conforming to a non-conforming lender. He established the bulk loan sales programs with Household Finance Corp. and The Money Store which the Company presently utilizes. From September 1993 until February 1995, Mr. Schaftlein was a Senior Vice President with National Lending Center, Inc., where he oversaw expansion of operations into multiple states and assisted in development of the non-conforming loan program. From January 1993 until September 1993, he served as Vice President of Fleet Finance and was responsible for developing a new wholesale division in the non-conforming credit market. From 1984 to January 1993, he was a Vice President at Citicorp. In 1996, he was the President of the Gold Coast Chapter of the Florida Association of Mortgage Brokers.

         Mr. Bowen has been Executive Vice President - Treasurer, Chief Financial Officer and Director of the Company since September 1997. He has also served as Executive Vice President - Treasurer, and Chief Financial Officer of Westmark Mortgage Corporation since September 1997. From 1967 to 1988, he was with the major accounting firm KPMG in the Audit Department, serving many financial services companies, real estate companies and public and privately-held companies subject to Securities and Exchange Commission regulation. He became a KPMG Peat Marwick partner in 1976. Since 1988, he has provided business advice and consulting to selected clients, operated the Mai

Kai restaurant as the trustee of the owner's estate, from 1991 to 1994, served as Chief Operating Officer for Crown America Developments. Ltd. (Successor to Olympia & York Southeast Equity Corp.). From May 1994 until June 1997, he was Managing Director of J. Michael Reisert, a full service securities broker-dealer.

         Mr. Story has been President and Director of Westmark Mortgage since May 1997. From May 1996 until May 1997, he was Senior Vice-President of Lending. He has served as a Director of the Company since February 1997. From July 1985 to April 1996, he was Chief Executive Officer and President of West Coast Mortgage Services, Inc. From January 1969 to July 1985, he was the Marketing Director of Beneficial Management Corporation in Peapock, New Jersey. In 1992, he was President of the Florida Association of Mortgage Brokers-Gulf Coast. He is a certified mortgage consultant of the Florida and National Associations of Mortgage Brokers.

         Mr. Resweber has been a Director of the Company since December 1996. He served as Chairman of the Board of Directors of the Company from February 1997 until June 1998. From July 1997 to July 1998 he was Executive Vice President of Westmark Group Holding, Inc. From October 1992 until May 1995, he was Senior Vice President, Capital Markets, for United Companies Financial Corp., a New York Stock Exchange listed financial services company. From 1995 to 1997, he was President and Chief Executive Officer of Network Acquisition Corp. He has extensive experience in capital markets, mergers and acquisitions, business administration and management, and investor relations.

         Mr. Hopkins has been an outside director of the Company since February, 1998. He has served as President and Managing Director of his own law firm for over ten years, which specializes in corporate and commercial transactions, real estate law and commercial litigation. He is a member of the Florida Bar as well as the United States District Court for the Southern District of Florida and the South Palm Beach County Bar Association. He is also a licensed Florida Real Estate Broker and Mortgage Broker. From March 1983 until December 1986 he served as President of a retail mortgage organization company that specialized in residential financing. He has been a Director and Vice-President of Professional Golf Advertising, Inc. since May 1997. Mr. Hopkins has been involved in various other outside business ventures.

         Mr. Sorensen has been an outside director of the Company since February, 1998. From April 1967 until October 1997, he served in various capacities, including President, Chief Executive Officer, Chairman of the Board of Directors of Interim Services, Inc., a New York Stock Exchange company. Since October 1997, he has been a Director and Vice Chairman of Interim HealthCare, Inc., a spin-off of Interim Services, Inc. He has been a Director of Let's Talk Cellular & Wireless, Inc. since October 1994. Let's Talk Cellular & Wireless successfully completed an initial public offering in November 1997. He has also been a director of Republic Services, Inc., a New York Stock Exchange company, since November 1998.

                   THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE
                        "FOR" ALL NOMINEES FOR DIRECTOR.

BOARD AND COMMITTEE MEETINGS

         The Board of Directors of the Company held 9 meetings during the year ended December 31, 1998. The Board has a standing Audit Committee, a standing Compensation Committee, and a standing Nomination Committee. During the fiscal year ended December 31, 1998, the Compensation Committee met 3 times, the Audit Committee met 2 times, and the Nomination Committee met 1 time. During the most recent fiscal year, each director attended at least 75% of the meetings of the Board and any committee on which such director served.

         The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the results of the audit engagement, approves professional services provided by the independent accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's internal accounting controls. The Audit Committee is presently comprised of Allan C. Sorensen, who serves as Chairman, and John O.

Hopkins, both of whom serve as independent members, and Irving H. Bowen and Mark
D. Schaftlein, the latter of whom serves as a non-voting member.

         The Compensation Committee makes recommendations to the Board regarding the executive and employee compensation programs of the Company. The Compensation Committee is presently comprised of John O. Hopkins, who serves as Chairman, and Allan C. Sorensen, both of whom serve as independent members, and Payton Story, III and Mark D. Schaftlein, the latter of whom serves as a non-voting member.

         The Nomination Committee makes recommendations to the Board regarding the nomination of new directors to the Board. The Nomination Committee is presently comprised of Allan C. Sorensen and John O. Hopkins, both of whom serve as independent members, and Louis J. Resweber and Mark D. Schaftlein, the latter of whom serves as a non-voting member.

DIRECTORS' COMPENSATION

         All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors who are not employees and do not otherwise receive compensation from the Company are entitled upon appointment to the Board of Directors to receive an option to purchase 5,000 shares of Common Stock of the Company at an exercise price equal to or above market value at the date of grant, $1,000 per full day meeting attended, $500 per half-day meeting attended (other than telephonic meetings), and $250 per committee meeting of the Board of Directors attended (which are not held in conjunction with a meeting of the full Board of Directors), in addition to the reimbursement of reasonable expenses incurred to attend any meetings.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION.

         The following table sets forth the annual and long term compensation paid by the Company for services performed on the Company's behalf for fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998, with respect to those persons who were, as of December 31, 1998, (i) the Company's Chief Executive Officer and (ii) Company executive officers who earned in excess of $100,000 in salary and bonus during 1998 (the "Named Executive Officers").*



                                                           Summary Compensation Table

                                                                                   Long-Term Compensation
                          --------------------------------------------------- --------------------------------------------

                                         Annual Compensation                       Awards        Payouts
                          --------------------------------------------------- --------------------------------------------

                                                               Other Annual        Securities
Name and Principal Position  Year     Salary       Bonus       Compensation        Underlying                    (i)
---------------------------  ----     ------       -----       ------------         Options        LTIP       All Other
                                                                                  (Number of     Payouts     Compensation
                                                                                    Shares)        ($)           ($)
                                                                                    -------
Mark D. Schaftlein,         1996     $143,353    $             $        0               18,000     $   0       $   0
President and Chief         1997     $181,281    $   38,531    $        0              135,000     $   0       $   0
Executive Officer, and      1998     $222,692    $  169,906    $    7,800(1)                 0     $   0       $   0
Chairman of the Board
Payton Story, III           1996     $      0    $        0    $   41,600(2)                 0     $   0       $   0
President of the            1997     $152,745    $        0    $   15,300(3)           115,000     $   0       $   0
Company's wholly owned      1998     $215,980    $  169,906    $    7,800(1)                 0     $   0       $   0
subsidiary Westmark
Mortgage Corporation
and Director
Irving H. Bowen, Exec.      1996     $      0    $        0    $        0                    0     $   0       $   0
V.P. - Treasurer,           1997     $ 60,000    $        0    $    3,600(1)            80,000     $   0       $   0
Chief Financial Officer     1998     $199,230    $   91,401    $    6,900(1)                 0     $   0       $   0
and Director

----------------------------------
1  Consists of automobile allowance.
2  Consists of consulting fees.
3  Consists of $7,500 automobile allowance and $7,800 in consulting fees.

*See "Employment Agreements" for a detailed description of the Employment Agreements for the Named Executive Officers. See "Certain Relationships and Related Transactions" for a description of the Consulting Agreements with (i) Harry C. Coolidge, a beneficial owner of over 5% of the Company's Common Stock, who earned in excess of $100,000 for services performed for the Company during 1998, and (ii) Louis J. Resweber, a Company Director, consultant and former employee, who earned in excess of $100,000 for services performed for the Company during 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

         There were no grants of options for the Company's Common Stock to the Named Executive Officers during 1998.

                               Aggregated Option Exercises in Year Ended December 31, 1998
                                               and Year-End Option Values

                                       Number of Securities                   Value of Unexercised
                                  Underlying Unexercised Options             In-The-Money Options1
                                        at December 31, 1998                  at December 31, 1998
                                        --------------------                  --------------------
           Name                  Exercisable           Unexercisable    Exercisable        Unexercisable
           ----                  -----------           -------------    -----------        -------------

Mark D. Schaftlein                  78,000                 75,000       $     0                  $   0

Payton Story, III                   55,000                 60,000       $     0                  $   0

Irving H. Bowen                     30,000                 50,000       $     0                  $   0
                                   -------                -------       -------                -------


TOTAL:                             163,000                185,000       $     0                  $   0
                                   =======                =======       =======                =======

(1) The dollar value of the unexercised options has been calculated by determining the difference between the fair market value of the securities underlying the options and the exercise or base price of the option at exercise or fiscal year-end, respectively.


EMPLOYMENT AGREEMENTS

MARK D. SCHAFTLEIN

         Mr. Schaftlein entered into an Employment Agreement (the "Agreement") on April 25, 1997 pursuant to which he serves as President and Chief Executive Officer of Westmark Group Holdings, Inc. and Chief Executive Officer of Westmark Mortgage Corporation (collectively, the "Company"). The Agreement was amended on August 27, 1997 and March 31, 1998. The term of employment ends on April 25, 2000, unless earlier terminated by either party as described below. The Agreement provides for an initial annual salary of $150,000, increasing to $162,000 the second year, and $174,000 the third year. At any time the salary can be increased as determined by the Board of Directors of the Company based upon job performance. On February 21, 1998, the Board of Directors increased Mr. Schaftlein's salary to $225,000 per year commencing April 1, 1998. Mr. Schaftlein has the right to terminate the Agreement for any reason other than change of control or good reason, as defined in the Agreement, upon sixty (60) days written notice to the Company. In the event of voluntary termination other than for change of control or good reason, Mr. Schaftlein is entitled to any compensation due and owing to him up to the date of termination. In the event Mr. Schaftlein terminates his employment for good reason, he is entitled to a lump sum payment equal to the number of months remaining in the term of the Agreement multiplied by his monthly compensation. The Company can terminate the Agreement with cause at any time. If, subsequent to a change of control, the Company terminates Mr. Schaftlein's employment without cause, as defined in the Agreement, or Mr. Schaftlein rejects on a reasonable basis an offer for continuing employment, he would be entitled to a lump sum payment equal to the number of months then remaining in the term of the Agreement multiplied by his monthly compensation. In addition, the Agreement provides Mr. Schaftlein with options to purchase 120,000 shares of Common Stock of Westmark Group Holdings, Inc. The options are fully vested, are exercisable at $2.50 per share, and terminate in June 2004. The vested options may be exercised on or after the following dates: 30,000 shares on 3/31/98; 15,000 on 10/31/98; 30,000 shares on
3/31/99; 15,000 shares on 10/31/99; and 30,000 shares on 3/31/00. In the event of a sale, divestiture, spin-off or transfer of all or substantially all of the assets or stock of Westmark Mortgage Corporation, all options shall immediately become exercisable, provided, however, that no option shall be exercisable after the expiration of ten years from the date of grant.

PAYTON STORY, III

         Mr. Story entered into an Employment Agreement (the "Agreement") on April 25, 1997 pursuant to which he serves as the President of the Company's wholly-owned subsidiary, Westmark Mortgage Corporation. The Agreement was amended on August 27, 1997 and March 31, 1998. The term of employment ends on April 25, 2000, unless earlier terminated by either party as described below. The Agreement provides for an initial annual salary of $126,000, increasing to $138,000 the second year, and $150,000 the third year. At any time the salary can be increased as determined by the Board of Directors of the Company based upon job performance. On February 21, 1998, the Board of Directors increased Mr. Story's annual salary to $225,000 per year commencing April 1, 1998. Mr. Story has the right to terminate the Agreement for any reason other than change of control or good reason, as defined in the Agreement, upon sixty (60) days written notice to the Company. In the event of voluntary termination other than for change of control or good reason, Mr. Story is entitled to any compensation due and owing to him up to the date of termination. In the event Mr. Story terminates his employment for good reason, he is entitled to a lump sum payment equal to the number of months then remaining in the term of the Agreement multiplied by his monthly compensation. The Company can terminate the Agreement for cause at any time. If, subsequent to a change of control, the Company terminates Mr. Story's employment without cause, as defined in the Agreement, or Mr. Story rejects on a reasonable basis an offer for continuing employment, he would be entitled to a lump sum payment equal to the number of months then remaining in the term of the Agreement multiplied by his monthly compensation. In addition, the Agreement provides Mr. Story with options to purchase 100,000 shares of Common Stock of Westmark Group Holdings, Inc. The options are fully vested, are exercisable at $2.50 per share, and terminate in June 2004. The vested options may be exercised on or after the following dates: 25,000 shares on 3/31/98; 15,000 on 10/31/98; 25,000 shares on 3/31/99; 15,000 shares on
10/31/99; and 25,000 shares on 3/31/00. In the event of a sale, divestiture, spin-off, or transfer of all or substantially all of the assets or stock of Westmark Mortgage Corporation, all options shall immediately become exercisable, provided, however, that no option shall be exercisable after the expiration of ten years from the date of grant.

IRVING H. BOWEN

         Mr. Bowen entered into an Employment Agreement (the "Agreement") commencing July 1, 1997 and terminating September 30, 1997 pursuant to which he served as an Advisor to Westmark Group Holdings, Inc. and Westmark Mortgage Corporation (collectively, the "Company"), specifically with regard to corporate finance, mergers and acquisitions, capital raises, financial audits, accounting due diligence and miscellaneous tax and legal matters. The Agreement was amended on March 31, 1998. The term of employment was extended by mutual agreement for an additional thirty (30) months, subject to termination by either party as described below. The Agreement provided for an initial annual salary of $120,000. Pursuant to the provisions for an extended term of employment, Mr. Bowen's annual salary increases to $132,000 the second year, and $144,000 the third year. At any time and from time to time the salary can be increased for the remaining portion of the term of employment as determined by the Board of Directors of the Company based upon job performance. On February 21, 1998, the Board of Directors of the Company increased Mr. Bowen's annual salary to $200,000 commencing April 1, 1998. Mr. Bowen shall have the right to terminate the Agreement for any reason other than change of control or good reason, as defined in the Agreement, upon sixty (60) days written notice to the Company. In the event of voluntary termination other than for change of control or good reason, Mr. Bowen would be entitled to any compensation due and owing to him up to the date of termination. In the event Mr. Bowen terminates his employment for good reason, he would be entitled to a lump sum payment equal to the number of months remaining in the term of the Agreement multiplied by his monthly compensation. The Company can terminate the Agreement with cause at any time. If, subsequent to a change of control, the Company terminates Mr. Bowen's employment without cause, as defined in the Agreement, or Mr. Bowen rejects on a reasonable basis an offer for continuing employment, he would be entitled to a lump sum payment equal to the number of months then remaining in the term of the Agreement multiplied by his monthly compensation. In addition, the Agreement provided Mr. Bowen with options to purchase 80,000 shares of Common Stock of Westmark Group Holdings, Inc. The options are fully vested, are exercisable at $2.50 per share, and terminate in June 2004. The vested options may be exercised on or after the following dates: 20,000 shares on 3/31/98; 10,000 on 10/31/98; 20,000 shares on 3/31/99; 10,000 shares on 10/31/99; and 20,000 shares on
3/31/00. In the event of a sale, divestiture, spin-off or transfer of all or substantially all of the assets or stock of Westmark Mortgage Corporation, all options shall immediately become exercisable, provided, however, that no option shall be exercisable after the expiration of ten years from the date options were granted.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Green World Sale

         Effective July 1996, we acquired all of the issued and outstanding capital stock of Green World Technologies, Inc., a provider of air conditioner enhancement products, from GTB Company. GTB had recently acquired Green World from Medical Industries of America, Inc., an affiliate of the Company. We subsequently decided to focus our resources exclusively on our mortgage operations. In December 1997, we divested substantially all of our interest in Green World pursuant to an exchange agreement between us, GTB and Green World. As a result of the exchange agreement, we have reduced our ownership interest in Green World to Green World Series A Preferred Stock. The preferred stock represents approximately 18.5% of Green World's capital stock on a diluted basis. This 18.5% interest in Green World is reflected in our financial statements as an investment in preferred stock. At the end of 1998, we wrote down the value of our investment in Green World from $876,778 to $76,778.

Westmark-Medical Industries Agreement

         On October 20, 1998, we executed an exchange agreement with our largest equity and debt holder, Medical Industries of America, Inc., settling pending litigation with Medical Industries and resolving all outstanding issues relating to our stock and debt held by Medical Industries. The agreement supersedes all prior agreements entered into between us and Medical Industries.

         The agreement, among other things, provides for: (1) the conversion of 200,000 shares of Westmark Series C Convertible Preferred Stock ($3.50 stated value per share) held by Medical Industries into 350,000 shares of our common stock, at a conversion ratio of $2.00 per share - as a result, Medical Industries now owns 683,457 shares of our common stock, or approximately 20.7% of our 3.316 million shares of common stock outstanding at December 31, 1998;
(2) the issuance to Medical Industries of two-year warrants to buy 100,000 shares of our common stock at $3.25 per share; (3) elimination of Medical Industries' claim to a guaranteed 49% ownership interest in us; (4) satisfaction of our Promissory Note payable to Medical Industries with a principal balance as of September 30, 1998 of approximately $1,707,555 in exchange for the return by us to Medical Industries of 172,750 shares of Medical Industries Series B Convertible Preferred Stock with a $10.00 stated value per share, and payment of $112,500 to Medical Industries; (6) our waiver of the right to payment of approximately $350,000 of Medical Industries Series B Convertible Preferred Stock accrued dividends, and waiver by Medical Industries of the right to payment of approximately $179,000 of Westmark Series C Preferred Stock accrued dividends.

         The agreement provides for us the right to repurchase our common stock held by Medical Industries at $5.73 per share. The agreement also provides for our potential obligation to repurchase up to $666,667 of our stock at $5.73 per share from Medical Industries, if our diluted earnings per share, excluding non-recurring gains and losses, are less that $0.45 per share in the first half of 1999 or less than $0.55 per share in the second half of 1999. This potential obligation is secured by a contingency reserve fund and the 27,250 shares of Medical Industries Series B Convertible Preferred Stock we still own.

Harry C. Coolidge

         Mr. Coolidge, a beneficial owner of over 5% of the Company's Common Stock, entered into a Consulting Services Agreement (the "Agreement") effective January 24, 1996 pursuant to which he provides consulting services to Westmark Group Holdings, Inc. and Westmark Mortgage Corporation. Pursuant to a February 4, 1997 amendment to the Agreement, Mr. Coolidge was appointed Corporate Counsel for the Company effective February 1, 1997. The Agreement was further amended on August 27, 1997 and March 31, 1998. The term of the Agreement ends on April 24, 2000, unless earlier terminated by either party as described below. The Agreement initially provided for compensation consisting of $9,000 per month and the issuance of Common Stock of Westmark Group Holdings, Inc. with a net value of $6,000 per month. On February 21, 1998, the Board of Directors of the Company increased Mr. Coolidge's annual compensation to $180,000 per year commencing April 1, 1998, payable $10,000 per month in cash and $15,000 quarterly in arrears in cash or restricted shares of Company Common Stock. In addition to the $180,000 in annual compensation, Mr. Coolidge receives $6,000 per month in cash to cover his operating expenses. Mr. Coolidge shall have the right to terminate the Agreement for any reason other than change of control or good reason, as defined in the Agreement, upon sixty (60) days written notice to the Company. In the event of voluntary termination other than for change of control or good reason, Mr. Coolidge is entitled to any compensation due and owing to him up to the date of termination. In the event Mr. Coolidge terminates the Agreement for good reason, he is entitled to a lump sum payment equal to the number of months remaining in the term of the Agreement multiplied by his monthly compensation. The Company can terminate the Agreement with cause at any time. If, subsequent to a change of control, the Company terminates the Agreement without cause, as defined in the Agreement, or Mr. Coolidge rejects on a reasonable basis an offer for continuing employment, he would be entitled to a lump sum payment equal to the number of months then remaining in the term of the Agreement multiplied by his monthly compensation. In addition, the Agreement provided Mr. Coolidge with options to purchase 80,000 shares of Common Stock of Westmark Group Holdings, Inc. The options are fully vested, are exercisable at $2.50 per share, and terminate in June 2004. The vested options may be exercised on or after the following dates: 20,000 shares on 3/31/98; 10,000 on 10/31/98; 20,000 shares on
3/31/99; 10,000 shares on 10/31/99; and 20,000 shares on 3/31/00. In the event of a sale, divestiture, spin-off or transfer of all or substantially all of the assets or stock of Westmark Mortgage Corporation, all options shall immediately become exercisable, provided, however, that no option shall be exercisable after the expiration of ten years from the date of grant.

Louis J. Resweber

         Mr. Resweber, a Director of the Company, entered into a Consulting Agreement (the "Agreement") effective July 1, 1998 pursuant to which he provides consulting services to Westmark Group Holdings, Inc. with regard to investor relations and capital markets. The term of the Agreement ends on June 30, 1999, unless earlier terminated by either party as described below. The Agreement provides for annual compensation of $120,000, payable $10,000 per month in two equal installments. Mr. Resweber receives an additional $6,000 per month in cash to cover his business expenses and is eligible for an annual bonus as determined by the Compensation Committee and Board of Directors of the Company based upon performance. Mr. Resweber acts as an independent contractor in the performance of his duties under the Agreement. Mr. Resweber shall have the right to terminate the Agreement for any reason other than change of control or good reason, as defined in the Agreement, upon sixty (60) days written notice to the Company. In the event of voluntary termination other than for change of control or good reason, Mr. Resweber would be entitled to any compensation due and owing to him up to the date of termination. In the event Mr. Resweber terminates the agreement for good reason, he would be entitled to a lump sum payment equal to the number of months remaining in the term of the Agreement multiplied by his monthly compensation. The Company can terminate the Agreement with cause at any time. If, subsequent to a change of control, the Company terminates the Agreement without cause, as defined in the Agreement, or Mr. Resweber rejects on a reasonable basis an offer for continuing consulting services, he would be entitled to a lump sum payment equal to the number of months then remaining in the term of the Agreement multiplied by his monthly compensation. The Employment Agreement entered into between Westmark Group Holdings, Inc. and Mr. Resweber on July 1, 1997, as amended, was terminated upon execution of the Consulting Agreement. Previous stock options granted to Mr. Resweber pursuant to said Employment Agreement shall continue in full force and effect. The Employment Agreement provided Mr. Resweber with options to purchase 30,000 shares of Common Stock of Westmark Group Holdings, Inc. The options are fully vested, are exercisable at $2.50 per share, and terminate in June 2004. The vested options may be exercised on or after the following dates: 10,000 shares on 3/31/98; 4,000 on 10/31/98; 6,000 on 3/31/99; 4,000 shares on 10/31/99; and 6,000 shares on 3/31/00. In the event of a sale, divestiture, spin-off or transfer of all or substantially all of the assets or stock of Westmark Mortgage, all options shall immediately become exercisable, provided, however, that no option shall be exercisable after the expiration of ten years from the date the options were granted. The foregoing options are in addition to warrants previously issued to purchase 50,000 shares of Common Stock of Westmark Group Holdings, Inc. with an exercise price of $2.50 per share, which expire in December 2001.


                                  PROPOSAL TWO

                         RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors has appointed the firm of Rachlin Cohen & Holtz to continue as independent certified public accountants for the Company for the fiscal year ending December 31, 1999. Rachlin Cohen & Holtz has been acting as independent certified public accountants of the Company since January 1998. Unless otherwise indicated, properly executed proxies will be voted for the ratification of the appointment of Rachlin Cohen & Holtz, independent certified public accountants, to audit the books and accounts of the Company for the fiscal year ending December 31, 1998.

         Representatives of Rachlin Cohen & Holtz are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from shareholders.

                   THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE
                  "FOR" THE RATIFICATION OF THE APPOINTMENT OF
             RACHLIN COHEN & HOLTZ AS INDEPENDENT PUBLIC ACCOUNTANTS
          FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                              SHAREHOLDER PROPOSALS

         Shareholders who intend to submit proposals to the Company's shareholders at the 2000 Annual Meeting of Shareholders must submit such proposals to the Company no later than January 30, 2000 in order to be considered for inclusion in the Proxy Statement and Proxy to be distributed by the Board of Directors in connection with that meeting. Shareholder proposals should be submitted to Irving H. Bowen, Chief Financial Officer, Westmark Group Holdings, Inc., 8000 North Federal Highway, Boca Raton, Florida 33487.

                             ADDITIONAL INFORMATION

         The Board of Directors is not aware of any matters to be presented at the meeting other than the matters described herein and does not intend to bring any other matters before the meeting. However, if any other matters should come before the meeting, or any adjournment thereof, the persons soliciting the proxies will have discretionary authority to vote all proxies in accordance with their best judgment.

         If you do not plan to attend the meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the meeting, at your request, the Company will cancel any proxy executed by you.

                                FINANCIAL MATTERS

         Detailed financial information of the Company for the fiscal year ended December 31, 1998 is included in the Company's Annual Report to Stockholders, a copy of which is enclosed herewith.

                             REPORT TO STOCKHOLDERS

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO THE COMPANY AT WESTMARK GROUP HOLDINGS, INC., 8000 NORTH FEDERAL HIGHWAY, BOCA RATON, FLORIDA 33487, ATTENTION: CHIEF FINANCIAL OFFICER.

                            EXPENSES OF SOLICITATION

         The Company will bear the cost of soliciting proxies from its shareholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. The Company will reimburse these institutions for out-of-pocket expenses incurred thereby. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by the directors, officers and employees of the Company.

         Kindly date, sign and return the enclosed proxy card.

                                          By Order of the Board of Directors


                                          /s/ Mark Schaftlein
                                          -------------------
                                          MARK D. SCHAFTLEIN
                                          President and Chief Executive Officer

                          WESTMARK GROUP HOLDINGS, INC.

      PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 22, 1999

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

         The undersigned, revoking all prior proxies, hereby appoint(s) Mark D. Schaftlein and Irving H. Bowen, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of WESTMARK GROUP HOLDINGS, INC. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on June 22, 1999 at the Delray Beach Marriott, 10 North Ocean Boulevard, Delray Beach, Florida 33483 at 10:00 a.m. local time, and at any adjournment thereof (the "Meeting").

         In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof, will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

                 PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY
                  IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

1. To elect the following six (6) directors (except as marked below) for the ensuing year.

         NOMINEES:         Mark D. Schaftlein;  Irving H. Bowen;  Payton Story,
                           III; Louis J. Resweber;  Allan C. Sorensen;  and
                           John O. Hopkins.

       [ ]  FOR  all nominees (except as marked below)

       [ ]  WITHHOLD authority to vote for all nominees


For all nominees except the following nominee(s):


--------------------------------------------------------------------------------


(CONTINUED AND TO BE SIGNED, ON REVERSE SIDE)

2. To ratify the selection by the Board of Directors of Rachlin Cohen & Holtz as the Company's independent accountants for the fiscal year ending December 31, 1999.

                      [ ]  FOR    [ ]  AGAINST     [ ]   ABSTAIN

Dated: _______________ , 1999

                                               ___________________________
                                               Signature

                                               ___________________________
                                               Print name

                                               ___________________________
                                               Signature if held jointly

                                               ___________________________
                                               Print name

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.